Exhibit 99.1

Empire Global Corp. Signs Breakthrough Deal to Acquire Major Gaming Operator and Talent in Italy

December 1, 2014

Agreement represents blockbuster acquisition for Empire Global Corp.

NEW YORK -- Empire Global Corp. (the company) (EMGL.OTCQB), a company focused on the acquisition and development of regulated online gaming operations, announced today that it has signed a breakthrough confidential Letter of Intent to acquire one of the largest AAMS licenced gaming operators in Italy including highly talented management and staff to join Empire.

The operator, with over EUR 6 million in assets, has active businesses in over 50 locations and more than 40,000 clients throughout Italy. As a result of this acquisition, combined with the previously announced aggregations, Empire expects to produce over EUR 5 million in consolidated annual EBITDA.

The transaction is subject to satisfactory due diligence and regulatory approval. The company will pay EUR 16 million in a combination of cash and shares of Empire Global Corp. in instalments commencing on the closing date, followed by payments at 12 and 18 months from the closing date. The acquisition includes intellectual property, operations and licences governed under the Agenzia delle Dogane e dei Monopoli (formerly Amministrazione Autonoma Monopoli di Stato) ("AAMS") as well as its active gaming business. On the closing of this acquisition, the operator will become a wholly owned subsidiary of Empire Global to add to our corporate family with Multigioco Srl and Streamlogue Holdings Limited.

Michele Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., comments, "The addition of this highly respected operator and its proven talent to join Empire indicates a significant bond in developing our regulated gaming business in Italy." further "The mutual cooperation and respect that lead to this accord also represents a blockbuster deal for Empire Global Corp and its shareholders as we climb towards achieving the milestone of listing our shares on a major securities exchange".

Forward Looking Statements
Information in this news release may contain statements about future expectations or plans of Empire Global Corp. that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Contacts:
Michele Ciavarella, B.Sc.
ceo.emgl@emglcorp.com
1-647-229-0136